Exhibit 2.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of January 8, 2020, is by and among Craven House Capital North America LLC, a Florida limited liability company (the “Buyer”), IIU, Inc., a Virginia corporation (the “Company”), and LM Funding America, Inc., a Delaware corporation (the “Seller”). Buyer, Seller, and the Company are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the Company’s issued and outstanding capital stock, consisting of 100 shares of common stock US $0.10 par value per share (the “Common Shares”).

WHEREAS, Seller wishes to enter into an agreement for a business combination transaction (“Transaction”) which requires Seller to sell Company as a condition of closing and Buyer wishes to repurchase Company as part of to facilitate the Transaction.

WHEREAS, in order to facilitate the Transaction, the Buyer wishes to purchase, and the Seller wishes to sell, in reliance upon and subject to the respective representations, warranties, covenants, terms and conditions hereinafter set forth in this Agreement, all of the Company’s Common Shares, all of which are held by Seller, in exchange for Buyer’s termination of Seller’s Convertible Promissory Note dated January 16, 2019, held by Buyer in the principal amount of $3,581,982.16 as adjusted (“Convertible Note”), attached hereto as Exhibit A and other good and valuable consideration described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller, Company and the Buyer hereby agree as follows:

1.PURCHASE AND SALE OF COMMON SHARES.

(a)Common Shares.  Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller on the Closing Date (as defined below), the Common Shares for the Purchase Price (as defined below).

(b)Closing.  The closing (the “Closing”) of the purchase of the Common Shares by the Buyer shall take place at the time and place as may be agreed to by the parties. The date and time of the Closing (the “Closing Date”) shall be January 3, 2020 in Tampa, Florida, on the same Business Day on which the conditions to the Closing set forth in Sections 5 and 6 below are satisfied or waived (or such later date as is mutually agreed to by the Seller, Company and the Buyer. As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(c)Purchase Price. Buyer shall pay to Seller a purchase price payable by Buyer’s cancellation of the Convertible Note.  Buyer acknowledges and agrees that the unpaid principal balance and all accrued but unpaid interest due and payable to the Buyer pursuant to that certain Convertible Note are settled and extinguished in their entirety, Buyer terminates that certain Convertible Note, and Buyer irrevocably releases and forever discharges to the fullest extent permitted by law the Seller from any and all claims, demands, liabilities, actions, causes of action, losses, damages, awards, judgments, costs, expenses, debts, dues and/or suits of any kind or nature whatsoever, whether in law or in equity, both past and present, directly or indirectly, in respect of the Convertible Note and all indebtedness evidenced thereby (collectively, the “Purchase Price”).

(d)Payment of the Purchase Price; Cancellation Convertible Note. Subject to Sections 5 and 6 below, on the Closing Date, the Seller shall deliver to the Buyer the cancelled Convertible Note attached hereto as

Exhibit A.   The Seller shall deliver to the Buyer the Common Shares duly executed on behalf of the Company and registered in the name of the Buyer.

2.BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Seller that:

(a)Organization; Authority. The Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b)No Public Sale or Distribution. The Buyer is buying the Common Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “1933 Act”); provided, however, by making the representations herein, the Buyer does not agree, or make any representation or warranty, to hold the Common Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. The Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute the Common Shares in violation of applicable securities laws.

(c)Reliance on Exemptions. The Buyer understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws, and that the Buyer is relying in part upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Common Shares.  The Buyer is as of the date hereof, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act (an “Accredited Investor”)

(d)Information. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Common Shares which have been requested by the Buyer. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Buyer understands that its investment in the Common Shares involves a high degree of risk. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Shares.

(e)No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Shares or the fairness or suitability of the investment in the Common Shares nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares.

(f)Transfer or Resale. The Buyer acknowledges and agrees that the Common Shares cannot be sold, assigned, transferred, conveyed, pledged or otherwise disposed of to any U.S. Person or within the United States of America or its territories or possessions, unless such Common Shares are registered for sale in the United States pursuant to an effective registration statement under the 1933 Act or an exemption from such registration is available. Without limiting the foregoing, the Buyer understands that: (i) the Common Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned, transferred, conveyed or pledged, unless (A) subsequently registered under the 1933 Act and applicable states securities laws, (B) such Common Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from registration under the 1933 Act and applicable state securities laws, or (C) the Buyer provides the Company with reasonable assurance that such Common Shares can be sold, assigned or transferred pursuant to Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144A”); (ii) any sale of the Common Shares made in reliance on Rule 144A may be made only in accordance with the terms of Rule 144A, and further, if Rule 144A is not applicable, any resale of the Common Shares under circumstances in which the seller (or the Person (as defined below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the

SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Note under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and constitutes the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(h)No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Buyer is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations hereunder.

(i)Experience of the Buyer. The Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Common Shares, and has so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the Common Shares and, at the present time, is able to afford a complete loss of such investment.

3.REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Buyer that:

(a)Organization and Qualification. Each of the Company and each of its subsidiaries set forth on Schedule (3) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the  Company and each of its subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or (iii) the authority or ability of the Company or any of its subsidiaries to timely perform any of their respective obligations under any of the Transaction Documents (as defined below).

(b)Authorization; Enforcement; Validity. With approval of its board of directors, the Company shall have the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to sell the Common Shares in accordance with the terms hereof and thereof.  This Agreement has been, and the other Transaction Documents will be prior to the Closing, duly executed and delivered by the Seller and the Company, and each constitutes the legal, valid and binding obligations of the Seller and the Company, enforceable against each in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement, Convertible Note, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time in writing.

(c)No Conflicts. The execution, delivery and performance of the this Agreement and Transaction by the Seller and Company and the consummation by the Seller and the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of (A) any Organizational Documents of the Company or its subsidiaries (including, without limitation, any certificate of designation contained therein), or (B) any resolution adopted by the board of directors (or similar Persons exercising similar authority) of the Company or its subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected except, in the case of clause (ii) above, such conflicts, defaults or rights that could not reasonably be expected to have a Material Adverse Effect. “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

(d)Consents. All consents, authorizations, orders, filings and registrations which the Company and the Seller are required to obtain at or prior to the Closing shall have been obtained or effected on or prior to the Closing Date, and neither the Company nor the Seller is aware of any facts or circumstances which might prevent the Company or the Seller from obtaining same or effecting any of the registration, application or filings contemplated by the Transaction Documents.

(e)No General Solicitation; Placement Agent’s Fees. Neither the Seller, Company, nor any of its or their subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Common Shares.

(f)Transfer Taxes. On the Closing Dates, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Common Shares hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

4.COVENANTS.

(a)Reasonable Best Efforts. The Buyer shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in this Agreement. The Company and Seller shall use their reasonable best efforts to timely satisfy each of the conditions to be satisfied by them as provided in this Agreement.

(b)Fees.  The Buyer shall be responsible for the payment of any transfer agent fees, broker’s commissions (other than for Persons engaged by the Seller) relating to or arising out of the transactions contemplated hereby. The Buyer shall pay, and hold the Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.  Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Common Shares to the Buyer.

5.CONDITIONS TO THE SELLER’S OBLIGATION TO SELL.

(a)The obligation of the Seller hereunder to sell the Common Shares to the Buyer at the Closing is subject to the satisfaction, at or before each applicable Closing Date, of each of the following conditions, provided that these conditions are for the Seller’s sole benefit and may be waived by the Seller at any time in its sole discretion by providing the Buyer with prior written notice thereof:

(i)The Buyer shall have executed each of the other Transaction Documents to which it is a party and delivered the same to the Seller.

(ii)The Buyer shall have delivered to the Seller a duly executed cancellation of the Convertible Note, and the original thereof, pursuant to this Agreement.

(iii)The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

6.CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

(a)The obligation of the Buyer hereunder to purchase the Note at the Closing is subject to the satisfaction, at or before each applicable Closing Date, of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Seller with prior written notice thereof:

(i)The Seller, Company and each subsidiary (as the case may be) shall have duly executed and delivered to the Buyer each of the Transaction Documents to which it is a party and the Company shall have duly executed and delivered to the Buyer the Common Shares being purchased by the Buyer at the Closing pursuant to this Agreement.

(ii)Each and every representation and warranty of the Seller shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date) and the Seller shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Seller and Company at or prior to the Closing Date.

(v)No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents, and no legal proceedings shall be in progress or pending by any Person that seeks to enjoin, prohibit or otherwise adversely affect any of the transactions contemplated by the Transaction Documents.

(vi)No event or series of events shall have occurred that reasonably would have or result in a Material Adverse Effect.

(vii)Neither the Company nor any of its subsidiaries has filed for and/or is subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors instituted by or against the Company.

(viii)The Company and its subsidiaries shall have delivered to the Buyer such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

7.TERMINATION.

In the event that the Closing shall not have occurred by January 3, 2020, then either party shall have the right to terminate its obligations under this Agreement at any time on or after the close of business on such date without liability to the other party, provided, however, the right of either party to terminate its obligations under this Agreement pursuant to this Section 7 shall not be available to if the failure of the transactions contemplated by this Agreement to have been consummated by such date is the result of the Seller’s breach of this Agreement. Nothing contained in this Section 7 shall be deemed to release any party terminating party’s liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

8.MISCELLANEOUS.

(a)Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Hillsborough County, Florida, for the adjudication of any dispute hereunder or under any of the other Transaction Documents or in connection herewith or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any legal proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that proceeding is brought in an inconvenient forum or that the venue of such proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall (i) limit, or be deemed to limit, in any way any right to serve process in any manner permitted by law or (ii) operate, or shall be deemed to operate, to preclude the Buyer from bringing suit or taking other legal action against the Seller or Company in any other jurisdiction to collect on the Seller’s or Company’s obligations to the Buyer or to enforce a judgment or other court ruling in favor of the Buyer. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(b)Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a digital copy of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(c)Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(d)Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document (and without implication that the following is required or applicable), it is the intention of the parties that in no event shall amounts and value paid by the Buyer or Seller and/or its subsidiaries (as the case may be), or payable to or received by the Buyer or Seller, under the Transaction Documents (including without limitation, any amounts that would be characterized as “interest” under applicable law) exceed amounts permitted under any applicable law. Accordingly, if any obligation to pay, payment made to the Buyer or Seller, or collection by the Buyer or Seller pursuant the Transaction Documents is finally judicially determined to be contrary to any such applicable law, such obligation to pay, payment or collection shall be deemed to have been made by mutual mistake of such Buyer or Seller and such amount shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the applicable law. Such adjustment shall be effected, to the extent necessary, by reducing or refunding, at the option of such Seller, the amount of interest or any other amounts which would constitute unlawful amounts required to be paid or actually paid to Seller under the Transaction Documents. For greater certainty, to the extent that any interest, charges, fees, expenses or other amounts required to be paid to or received by such Buyer or Seller under any of the Transaction Documents or related thereto are held to be within the meaning of “interest” or another applicable term to otherwise violate applicable law, such amounts shall be pro-rated over the period of time to which they relate.

(e)Entire Agreement; Amendments. This Agreement, which contains the Recitals, supersedes all other prior oral or written agreements between the Buyer, Seller, the Company, its subsidiaries, their Affiliates and Persons acting on their behalf solely with respect to the matters contained herein and therein, and this Agreement contains the entire understanding of the parties solely with respect to the matters covered herein and by the Transaction Documents.  Buyer and Seller waive, alter, modify or amend in any respect any obligations of the Seller, Company or any of its subsidiaries, or any rights of, or benefits to, the Buyer or any other Person, in any Transaction Document, to the extent in conflict with the purpose of this Agreement, provided, however, all other provisions in such Transaction Documents shall otherwise continue in full force and effect.

(f)Notices. Any deliveries, notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and/or e-mail addresses for such communications are as follows:

If to the Seller:

LM Funding America, Inc.

1200 W. Platt St.

Suite 1000

Tampa, Florida 33606

Telephone: 813 222 8996

E-Mail: Bruce@LMFunding.com

Attention: Bruce M. Rodgers, Esq.

If to the Buyer:

Craven House Capital North America LLC

c/o IIU, Inc.

104 West Federal St.

P.O. Box 480

Middleburg VA 20117

Telephone: 540 687 3166

E-Mail: M.Pajak@cravenhousecapital.com

Attention: Mark Pajak

or to such other address, facsimile number or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.

(g)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including, as contemplated below, any assignee or transferee of the Convertible Note. The Buyer shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Seller (which may be granted or withheld in the sole discretion of the Seller). The Seller may not assign its rights or obligations hereunder without the prior written consent of the Buyer.

(h)No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)Survival. The representations, warranties, agreements and covenants shall survive the Closing.

(j)Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Each and every reference to share prices, Common Shares and any other numbers in this Agreement that relate to the Common Shares shall be automatically adjusted for stock splits, stock dividends, stock combinations and other similar transactions that occur with respect to the Common Shares after the date of this Agreement.

(l)Remedies. The Parties shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such Party has been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

[signature pages follow]

IN WITNESS WHEREOF, Buyer, Seller and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

IIU, INC.

By:___/s/ Mark Pajak

Name:  M. Pajak

Title:   President

BUYER:

CRAVEN HOUSE CAPITAL NORTH AMERICA LLC

By:__/s/ Mark Pajak

Name:  M. Pajak

Title:   Manager

SELLER:

LM Funding America, Inc.

By:__/s/ Bruce M. Rodgers

Name:  Bruce M. Rodgers, Esq.

Title:    Chief Executive Officer

EXHIBIT A

FORM OF SENIOR CONVERTIBLE PROMISSORY NOTE

Schedule 3(a) IIU, Inc and Company Subsidiary Jurisdiction

IIU, Inc.	Virginia
Wallach and Company	Virginia
International Sojourners Insurance Trust	All states within the United States except for Lousiana